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As filed with the Securities and Exchange Commission on May 30, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW PLAN EXCEL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1120 Avenue of the Americas 12th Floor New York, New York 10036 (Address of Principal Executive Offices)	33-0160389 (IRS employer identification no.)

New Plan Excel Realty Trust, Inc. 2003 Stock Incentive Plan
(Full title of the plan)

Steven F. Siegel
Executive Vice President, General Counsel and Secretary
New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas, 12th Floor
New York, New York 10036
(212) 869-3000
(Name, address and telephone number of agent for service)

Copy to:
 J. Warren Gorrell, Esq.
David W. Bonser, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.01 per share	4,750,000	$20.58	$97,755,000	$7908.38

(1)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of New Plan Excel Realty Trust, Inc., par value $.01 per share, on May 29, 2003, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in this Part I will be sent or given to the employee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by New Plan Excel Realty Trust, Inc. (the "Registrant") with the Commission are specifically incorporated herein by reference:

  (i)
  Annual Report of the Registrant on Form 10-K for the year ended December 31, 2002;

  (ii)
  Quarterly Report of the Registrant on Form 10-Q for the quarter ended March 31, 2003;

  (iii)
  Current Report of the Registrant on Form 8-K filed on April 17, 2003;

  (iv)
  Current Report of the Registrant on Form 8-K filed on May 19, 2003; and

  (v)
  the description of common stock of the Registrant contained in the Registration Statement on Form 8-A, filed by the Registrant with the Commission on July 30, 1993 (file number 001-12244).

        All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement except as indicated herein.

Item 6.    Indemnification of Directors and Officers

        The Registrant's charter and bylaws require the Registrant to indemnify its directors, officers and certain other persons to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other persons against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of a corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to such corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

Item 8.    Exhibits

Exhibit Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
23.1	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney
99.1	New Plan Excel Realty Trust, Inc. 2003 Stock Incentive Plan, effective as of May 14, 2003.

Item 9.    Undertakings

        The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 30, 2003.

NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation
By:	/s/ Glenn J. Rufrano Glenn J. Rufrano Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date
* William Newman	Chairman of the Board of Directors	May 30, 2003
/s/ Glenn J. Rufrano Glenn J. Rufrano	Chief Executive Officer and a Director (principal executive officer)	May 30, 2003
/s/ John B. Roche John B. Roche	Chief Financial Officer (principal financial officer and principal accounting officer)	May 30, 2003
* Raymond H. Bottorf	Director	May 30, 2003
Irwin Engelman	Director
* Norman Gold	Director	May 30, 2003
* Matthew Goldstein	Director	May 30, 2003
* H. Carl McCall	Director	May 30, 2003
* Nina Matis	Director	May 30, 2003
* Melvin D. Newman	Director	May 30, 2003
* George Puskar	Director	May 30, 2003
* Gregory A. White	Director	May 30, 2003
*By:	/s/ Steven F. Siegel Steven F. Siegel As Attorney-in-Fact (see Exhibit 24.1)

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
23.1	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney
99.1	New Plan Excel Realty Trust, Inc. 2003 Stock Incentive Plan, effective as of May 14, 2003.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 6. Indemnification of Directors and Officers
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX